Sterling Bancorp
400 Rella Boulevard
Montebello, NY 10901-4243

News Release	T 845.369.8040
F 845.369.8255

http://www.sterlingbancorp.com

FOR IMMEDIATE RELEASE
February 4, 2014

STERLING BANCORP CONTACT:
Luis Massiani, EVP & Chief Financial Officer
845.369.8040

Sterling Bancorp Announces
Results for the First Fiscal Quarter ended December 31, 2013
Merger of Provident New York Bancorp and legacy Sterling Bancorp creates larger, more diversified full service commercial bank with $6.7 billion in total assets serving the greater New York metropolitan region

MONTEBELLO, N.Y. – February 4, 2014 – Sterling Bancorp (NYSE: STL), the parent company of Sterling National Bank, today announced results for the quarter ended December 31, 2013. Net loss for the quarter, including a number of merger-related expenses and other charges, was ($14.0 million), or ($0.20) per diluted share, compared to net income of $7.0 million, or $0.16 per diluted share for the same quarter last year; and net income of $5.3 million, or $0.12 per diluted share for the linked quarter ended September 30, 2013.

Excluding the impact of the charges discussed below and which are included in non-interest expense, net income for the first quarter was $9.4 million, or $0.13 per diluted share. Results for the quarter were impacted by pre-tax merger-related expenses of $9.1 million associated with the legacy Sterling Bancorp transaction; a pre-tax charge for asset write-downs, retention and severance compensation of $22.2 million included in other non-interest expense, a pre-tax charge on settlement of a portion of defined benefit pension plan obligations of $2.7 million included in compensation and benefits and pre-tax amortization of non-compete agreements of approximately $1.0 million included in amortization of intangibles. Results for the quarter were also impacted by a net loss on sale of securities of $645 thousand. See the reconciliation of these non-GAAP measures on page 10.

President’s Comments
Jack Kopnisky, President and CEO, commented: “During the quarter we continued to execute our strategy and made significant progress towards achieving our goal of building a high performing regional bank. We successfully completed our merger with legacy Sterling Bancorp on October 31, 2013 and are well-positioned to deliver on the full potential of the merger by achieving superior growth and profitability as a larger, more diversified company going forward. As of December 31, 2013, our total assets were $6.7 billion, total loans were $4.2 billion and total deposits were $4.9 billion.

“Core earnings results for the quarter were strong and included only two months as a combined institution. Our loan portfolio has a diverse mix of loans by type and asset class. Approximately 42% of our loan portfolio consists of commercial and industrial loans, 38% consists of commercial real estate loans and 20% consists of residential mortgage and other consumer loans. We continue to execute our differentiated, single point of contact distribution strategy and are now organized into 21 commercial relationship teams and 46 financial centers covering the greater New York metropolitan region. Significant opportunities abound across all of our markets to deliver our full suite of lending and deposit products to our core target of small and middle market clients.

“We have also diversified our mix of fee-based revenues and have expanded capabilities across a broad range of fee-based businesses including mortgage banking, factoring, payroll finance, wealth management and title insurance. Excluding the impact of net loss on sale of securities, non-interest income for the quarter was $9.8 million, which represented 17.6% of core total revenue. Our objective is to continue growing these fee-based businesses targeting a non-interest income to core total revenue ratio of 20-25%.

“Our core operating efficiency ratio was 65.4%. This ratio does not yet reflect the significant cost saving opportunities we have identified as a result of the merger and will begin to realize in the second fiscal quarter of 2014. Our long-term core operating efficiency ratio target of below 60% upon the phase-in of merger-related cost savings remains unchanged.

“Our credit quality has continued to show positive trends across all of our portfolios. For the quarter ended December 31, 2013, net charge-offs against the allowance for loan losses were $1.3 million compared to $2.2 million in the prior quarter. We acquired $1.7 billion of loans in the merger with legacy Sterling Bancorp which were recorded at fair value at the acquisition date. At December 31, 2013, $1.5 billion of these loans carry no allowance for loan losses. The fair value adjustment recorded on the legacy Sterling Bancorp merger transaction was $25.4 million consisting of an interest rate and credit mark.The allowance for loan losses to total loans, excluding loans acquired in the Gotham and legacy Sterling Bancorp transactions that were recorded at fair value at the acquisition date and continue to carry no allowance, was 1.24%.

“Our capital and liquidity positions remain strong. Our Tier 1 leverage ratio was 10.58% at Sterling National Bank and our consolidated tangible equity to tangible assets ratio was 7.78%. We have ample capital and liquidity to support our growth and execute our strategy. I am pleased to announce that consistent with the announcement of the merger, our Board of Directors has declared a dividend on our common stock of $0.07 per share payable February 24, 2014.”

Key Highlights

▪	Total loans including loans held for sale were $4.2 billion at December 31, 2013.

▪	Tax equivalent net interest margin was 3.58% for the first quarter of fiscal 2014 compared to 3.23% in the linked quarter and 3.37% in the first quarter of fiscal 2013.

▪	Total non-interest income for the quarter was $9.8 million, excluding net loss on sale of securities, which represented 17.6% of core total revenue.

▪	Core operating efficiency ratio was 65.4%. See the reconciliation of this non-GAAP financial measure on page 10.

▪
The allowance for loan losses increased to $30.6 million at December 31, 2013. The allowance as a percentage of non-performing loans was 79.6% at December 31, 2013 as compared to 107.3% at September 30, 2013, due to non-performing loans acquired in the merger transaction with legacy Sterling Bancorp, which are covered by the fair value adjustment recorded at the acquisition date.

▪	Non-performing loans were $38.4 million at December 31, 2013 and represented 0.93% of total loans.

▪	Provision for loan losses for the quarter was $3.0 million compared to $2.7 million in the linked quarter.

Net Interest Income and Margin
First quarter fiscal 2014 compared to the first quarter fiscal 2013
Net interest income was $45.9 million, up $18.0 million compared to the first quarter of fiscal 2013. This was mainly the result of higher average loans and investment securities balances and an increase in net interest margin due to the merger transaction with legacy Sterling Bancorp. The tax-equivalent yield on investments increased 28 basis points and yield on loans decreased 16 basis points. Yield on loans included $2.0 million in accretion of the fair value discount associated with the loans acquired from Gotham and legacy Sterling Bancorp. The cost of total deposits was 17 basis points and the cost of borrowings was 2.80%, which included $1.5 million in interest expense associated with our senior notes offering which was completed in July 2013. The net interest margin on a tax-equivalent basis was 3.58% compared to 3.37% for the same period a year ago.

First quarter fiscal 2014 compared with linked quarter ended September 30, 2013
Net interest income increased $17.8 million compared to the linked quarter ended September 30, 2013. The increase in net interest income for the first quarter was due to higher average loans and investment securities balances and an increase in net interest margin due to the merger with legacy Sterling Bancorp. Average earning assets for the quarter were $5.2 billion and tax-equivalent yield on interest earning assets was 4.10%. Tax-equivalent net interest margin increased to 3.58% from 3.23% in the linked quarter.

Non-interest Income
First quarter fiscal 2014 compared with first quarter fiscal 2013
Excluding net gains and losses on sale of securities, non-interest income increased $3.6 million to $9.8 million for the first quarter of fiscal 2014. The increase was mainly due to an increase in fees associated with service charges on deposits, fees generated in factoring and payroll finance businesses and gain on sale income in mortgage banking. The Company realized a net loss on sale of securities of $645 thousand for the first quarter of fiscal 2014 compared to net gain on sale of securities of $1.4 million in the year ago quarter.

First quarter fiscal 2014 compared with linked quarter ended September 30, 2013
Excluding net gains and losses on sale of securities, non-interest income increased $5.0 million to $9.8 million for the first fiscal quarter of 2014. The increase was mainly due to the factors discussed above. The Company realized a net gain on sale of securities of $1.8 million in the linked quarter ended September 30, 2013.

Non-interest Expense
First quarter fiscal 2014 compared with first quarter fiscal 2013
Non-interest expense increased $50.4 million relative to the first quarter of fiscal 2013 to $73.0 million, principally the result of increased compensation and benefits expense and occupancy and office operations expense due to the merger transaction with legacy Sterling Bancorp. Expenses for the quarter included merger-related expenses of $9.1 million, a charge for asset write-downs, retention and severance compensation of $22.2 million, a charge on settlement of a portion of defined benefit pension plan obligations of $2.7 million and amortization of non-compete agreements of approximately $1.0 million. The charge for asset write-downs, retention and severance compensation includes approximately $11.0 million of write-downs of legacy Provident New York Bancorp fixed assets due mainly to the re-alignment and consolidation of office locations and financial centers as a result of the merger and a charge related to the write-off of the naming rights to Provident Bank Ballpark.  The charge on settlement of defined benefit pension plans represented the acceleration of future amortization of items recorded in accumulated other comprehensive loss.

First quarter fiscal 2014 compared with the linked quarter ended September 30, 2013
Non-interest expense increased $49.6 million compared to the linked quarter to $73.0 million, due to the factors discussed above.

Income Taxes
In the first quarter of fiscal 2014 the Company recorded an income tax benefit at a rate of 33.2% compared to an effective tax expense rate of 38.3% in the linked quarter and 30.4% for the same period in fiscal 2013. Income tax benefit for the period was impacted by the Company’s pre-tax loss as well as a portion of merger-related expenses that are anticipated will not be deductible.

Credit Quality
Non-performing loans increased $11.5 million to $38.4 million at December 31, 2013 compared to $26.9 million at September 30, 2013. This increase is a result of non-performing loans acquired in the merger transaction with legacy Sterling Bancorp. Net charge-offs for the first quarter that were charged to the allowance for loan losses were $1.3 million compared to $2.2 million in the linked quarter. The allowance for loan losses at December 31, 2013 was $30.6 million, which represented 79.6% of non-performing loans and 0.74% of our total loan portfolio. The increase in the allowance for loan losses was related to the higher balance of loans outstanding at December 31, 2013, which included approximately $153 million in loans acquired from legacy Sterling Bancorp that were included in the calculation of the allowance for loan losses. The allowance for loan losses to total loans, excluding loans acquired in the Gotham and legacy Sterling Bancorp transactions that were recorded at fair value at the acquisition date and continue to carry no allowance, was 1.24% at December 31, 2013. Please refer to the Company’s reconciliation of this non-GAAP measure on page 9.

Key Balance Sheet Changes Year-to-Date at December 31, 2013

▪	Total assets were $6.7 billion.

▪	Total loans including loans held for sale were $4.2 billion.

▪
Commercial and industrial loans represented 41.6%, commercial real estate loans represented 37.8%, consumer and residential mortgage loans represented 18.3%, and acquisition, construction and development loans represented 2.3% of the total loan portfolio.

▪	Securities, excluding FHLB Stock, were $1.7 billion at and represented 24.9% of total assets.

▪	Total deposits were $4.9 billion.

▪	Transaction deposits were $2.4 billion and represented 47.8% of total deposits.

▪	Tangible book value per share was $5.77.

Capital
The Company’s stockholders’ equity was $925.1 million at December 31, 2013, an increase of $442.2 million relative to the linked quarter. The increase was mainly the result of the issuance of 39.1 million common shares in connection with the acquisition of legacy Sterling Bancorp. This increase was partially offset by an increase in accumulated other comprehensive loss of $4.1 million due to a decline in the fair value of the investment securities portfolio during the quarter. Retained earnings decreased by $14.0 million due to the net loss incurred in the quarter.

Tangible book value per share decreased from $7.08 at September 30, 2013 to $5.77 at December 31, 2013. Total goodwill and other intangible assets were $440.5 million at December 31, 2013, an increase of $271.5 million over the linked quarter. For the quarter ended December 31, 2013, basic and diluted weighted average common shares outstanding increased to 70.5 million, compared to 43.7 million, basic and 43.9 million diluted shares, respectively, for the quarter ended September 30, 2013. The increase in basic and diluted shares is mainly the result of the issuance of 39.1 million shares of common stock in October 2013 in connection with the acquisition of legacy Sterling Bancorp. Total shares outstanding at December 31, 2013 were approximately 84.0 million.

Consolidated tangible equity to tangible assets was 7.78% at December 31, 2013 and Sterling National Bank remained well capitalized with a Tier 1 leverage ratio of 10.58%.

About Sterling Bancorp
Headquartered in Montebello, N.Y., Sterling Bancorp is the holding company for Sterling National Bank, a growing financial services firm with $6.7 billion in assets that specializes in the delivery of service and solutions to business owners, their families, and consumers in communities within the greater New York City metropolitan region through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp web site at www.sterlingbancorp.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS
In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. In addition to factors previously disclosed in reports filed with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements: difficulties and delays in integrating the combined businesses of Provident New York Bancorp and Sterling Bancorp (the “Merger”) or fully realizing cost savings and other benefits; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the reaction to the Merger of the companies’ customers, employees and counterparties; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2013. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require information received by management between the date of this release and the filing of the 10-Q to be reflected in the results of the fiscal period, even though the new information was received by management subsequent to the date of this release.

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION                        (unaudited, in thousands, except share and per share data)

	12/31/2013	9/30/2013	12/31/2012
Assets:
Cash and due from banks	$152,662	$113,090	$160,241
Investment securities	1,661,650	1,208,392	1,131,172
Loans held for sale	24,483	1,011	5,423
Loans:
Residential mortgage	527,425	400,009	352,014
Commercial real estate	1,568,895	1,277,037	1,136,965
Commercial and industrial	1,727,037	439,787	376,052
Acquisition, development and construction	95,787	102,494	122,518
Consumer	207,997	193,571	205,580
Total loans, gross	4,127,141	2,412,898	2,193,129
Allowance for loan losses	(30,612)	(28,877)	(28,114)
Total loans, net	4,096,529	2,384,021	2,165,015
Federal Home Loan Bank stock, at cost	21,891	24,312	19,246
Accrued interest receivable	16,056	11,698	10,429
Premises and equipment, net	49,925	36,520	38,086
Goodwill	387,517	163,117	163,247
Other intangibles	53,020	5,891	6,926
Bank owned life insurance	117,030	60,914	59,526
Other real estate owned	11,751	6,022	7,053
Other assets	74,923	34,184	23,150
Total assets	$6,667,437	$4,049,172	$3,789,514
Liabilities:
Deposits	$4,920,564	$2,962,294	$2,904,384
FHLB and other borrowings	571,628	462,953	345,411
Senior notes	98,123	98,033	—
Subordinated debentures	26,519	—	—
Mortgage escrow funds	13,460	12,646	19,577
Other liabilities	112,034	30,380	26,259
Total liabilities	5,742,328	3,566,306	3,295,631
Stockholders’ equity	925,109	482,866	493,883
Total liabilities and stockholders’ equity	$6,667,437	$4,049,172	$3,789,514

Shares of common stock outstanding at period end	83,955,647	44,351,046	44,348,787
Book value per share	$11.02	$10.89	$11.14
Tangible book value per share	5.77	7.08	7.30

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS                        (unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	12/31/2013	9/30/2013	12/31/2012
Interest and dividend income:
Loans and loan fees	$43,288	$27,723	$27,071
Securities taxable	6,903	4,748	4,284
Securities non-taxable	2,161	1,235	1,457
Other earning assets	359	197	333
Total interest income	52,711	33,903	33,145
Interest expense:
Deposits	1,834	1,051	2,097
Borrowings	5,001	4,744	3,125
Total interest expense	6,835	5,795	5,222
Net interest income	45,876	28,108	27,923
Provision for loan losses	3,000	2,700	2,950
Net interest income after provision for loan losses	42,876	25,408	24,973
Non-interest income:
Accounts receivable / factoring commissions and other fees	2,226	—	—
Mortgage banking income	1,616	297	746
Deposit fees and service charges	3,942	2,835	2,778
Net (loss) gain on sale of securities	(645)	1,801	1,416
Investment management fees	540	673	705
Bank owned life insurance	740	502	509
Other	729	492	1,505
Total non-interest income	9,148	6,600	7,659
Non-interest expense:
Compensation and benefits	23,554	12,409	12,299
Stock-based compensation plans	991	513	500
Occupancy and office operations	6,333	3,766	3,810
Merger-related expenses	9,068	714	—
Advertising and promotion	309	416	244
Professional fees	1,818	740	1,215
Data and check processing	595	460	649
Amortization of intangible assets	1,875	310	261
FDIC insurance and regulatory assessments	1,164	664	718
Other real estate owned expense	368	390	285
Other	26,899	2,985	2,565
Total non-interest expense	72,974	23,367	22,546
Income before income tax expense	(20,950)	8,641	10,086
Income tax expense	(6,948)	3,312	3,066
Net income	$(14,002)	$5,329	$7,020
Basic earnings per share	$(0.20)	$0.12	$0.16
Diluted earnings per share	(0.20)	0.12	0.16
Dividends declared per share	—	0.12	0.06
Weighted average common shares:
Basic	70,493,305	43,742,903	43,637,315
Diluted	70,493,305	43,859,834	43,721,091

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL DATA
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
End of Period	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
Total assets	$6,667,437	$4,049,172	$3,824,429	$3,710,440	$3,789,514
Securities available for sale	1,153,313	954,393	889,747	945,678	991,298
Securities held to maturity	508,337	253,999	175,977	183,535	139,874
Loans, gross [1]	4,127,141	2,412,898	2,336,534	2,204,555	2,193,129
Goodwill	387,517	163,117	163,117	163,117	163,247
Other intangibles	53,020	5,891	6,201	6,538	6,926
Deposits	4,920,564	2,962,294	2,739,214	2,799,658	2,904,384
Municipal deposits (included above)	673,656	757,066	465,566	537,070	538,212
Borrowings	696,270	560,986	552,805	367,976	345,411
Stockholders’ equity	925,109	482,866	480,165	494,711	493,883
Tangible equity	484,572	313,858	310,847	325,056	323,710
Average Balances
Total assets	$6,013,816	$3,907,960	$3,745,356	$3,804,660	$3,792,201
Loans, gross:
Residential mortgage	491,231	379,640	366,823	360,840	344,064
Commercial real estate	1,466,986	1,247,055	1,175,094	1,138,333	1,107,779
Commercial and industrial	1,268,492	443,349	398,622	368,896	354,137
Acquisition, development and construction	98,691	104,856	114,286	122,937	138,881
Consumer	200,637	194,718	199,861	203,492	208,064
Loans, total [1]	3,526,037	2,369,618	2,254,686	2,194,498	2,152,925
Securities (taxable)	1,330,646	963,949	909,312	967,889	954,372
Securities (non-taxable)	250,520	157,480	184,325	181,803	174,201
Total earning assets	5,207,436	3,529,321	3,378,655	3,403,209	3,380,875
Deposits:
Non-interest bearing demand	1,361,622	669,067	625,684	641,194	649,077
Interest bearing demand	619,746	426,602	461,390	508,129	469,180
Savings (including mortgage escrow funds)	622,530	601,272	581,106	575,380	531,107
Money market	1,182,858	715,351	777,857	877,101	908,262
Certificates of deposit	565,462	335,616	338,017	355,917	380,244
Total deposits and mortgage escrow	4,352,218	2,747,908	2,784,054	2,957,721	2,937,870
Borrowings	709,125	653,147	440,579	345,717	345,951
Equity	780,241	478,491	494,049	492,725	492,506
Tangible equity	432,703	309,327	324,540	322,683	319,783
Condensed Tax Equivalent Income Statement
Interest and dividend income	$52,711	$33,903	$32,593	$32,420	$33,145
Tax equivalent adjustment*	1,164	666	808	802	785
Interest expense	6,835	5,795	4,276	4,601	5,222
Net interest income (tax equivalent)	47,040	28,774	29,125	28,621	28,708
Provision for loan losses	3,000	2,700	3,900	2,600	2,950
Net interest income after provision for loan losses	44,040	26,074	25,225	26,021	25,758
Non-interest income	9,148	6,600	6,581	6,852	7,659
Non-interest expense	72,974	23,367	21,789	23,339	22,546
(Loss) income before income tax expense	(19,786)	9,307	10,017	9,534	10,871
Income tax (benefit) expense (tax equivalent)*	(5,784)	3,978	3,641	3,005	3,851
Net (loss) income	$(14,002)	$5,329	$6,376	$6,529	$7,020
[1] Does not reflect allowance for loan losses of $30,612, $28,877, $28,374, $27,544, and $28,114.
*Tax exempt income assumed at a statutory 35% federal tax rate.

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL RATIOS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
Per Share Data	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
Basic earnings per share	$(0.20)	$0.12	$0.15	$0.15	$0.16
Diluted earnings per share	(0.20)	0.12	0.15	0.15	0.16
Dividends declared per share	—	0.12	0.06	0.06	0.06
Tangible book value per share	5.77	7.08	7.01	7.33	7.30
Shares of common stock outstanding	83,955,647	44,351,046	44,353,276	44,353,276	44,348,787
Basic weighted average common shares outstanding	70,493,305	43,742,903	43,801,867	43,743,640	43,637,315
Diluted weighted average common shares outstanding	70,493,305	43,859,834	43,906,158	43,848,486	43,721,091
Performance Ratios (annualized)
Return on average assets	(0.92)%	0.54%	0.68%	0.70%	0.73%
Return on average equity	(7.12)%	4.42%	5.18%	5.37%	5.65%
Return on average tangible equity [1]	(12.84)%	6.83%	7.88%	8.21%	8.71%
Core operating efficiency [1]	65.4%	64.7%	59.1%	67.4%	63.7%
Analysis of Net Interest Income
Yield on loans	4.88%	4.70%	4.80%	4.93%	5.04%
Yield on investment securities - tax equivalent[2]	2.57%	2.35%	2.38%	2.32%	2.29%
Yield on earning assets - tax equivalent[2]	4.10%	3.89%	3.97%	3.96%	3.98%
Cost of deposits	0.17%	0.15%	0.17%	0.22%	0.28%
Cost of borrowings	2.80%	2.88%	2.84%	3.49%	3.58%
Cost of interest bearing liabilities	0.73%	0.84%	0.66%	0.70%	0.79%
Net interest rate spread - tax equivalent basis[2]	3.37%	3.05%	3.31%	3.26%	3.19%
Net interest margin - tax equivalent basis[2]	3.58%	3.23%	3.46%	3.41%	3.37%
Capital
Tier 1 leverage ratio - Bank only	10.58%	9.33%	8.49%	8.62%	8.23%
Tier 1 risk-based capital - Bank only	$593,462	$363,274	$311,507	$304,696	$297,089
Total risk-based capital - Bank only	624,469	392,376	340,077	332,447	325,410
Tangible equity as a % of tangible assets - consolidated [1]	7.78%	8.09%	8.50%	9.18%	8.94%
Asset Quality
Non-performing loans (NPLs) non-accrual	$35,386	$22,807	$27,244	$27,019	$27,730
Non-performing loans (NPLs) still accruing	3,056	4,099	4,216	4,257	5,823
Other real estate owned	11,751	6,022	4,376	5,486	7,053
Non-performing assets (NPAs)	50,193	32,928	35,836	36,762	40.606
Net charge-offs	1,265	2,197	3,070	3,170	3,118
Net charge-offs as a % of average loans (annualized)	0.14%	0.37%	0.54%	0.58%	0.58%
NPLs as a % of total loans	0.93%	1.12%	1.35%	1.42%	1.53%
NPAs as a % of total assets	0.75%	0.81%	0.94%	0.99%	1.07%
Allowance for loan losses as a % of NPLs	79.6%	107.3%	90.2%	88.1%	83.8%
Allowance for loan losses as a % of total loans	0.74%	1.20%	1.21%	1.25%	1.28%
Allowance for loan losses as a % of total loans, excluding Gotham and legacy Sterling loans[1]	1.24%	1.27%	1.30%	1.36%	1.41%
Special mention loans	$38,834	$13,530	$24,327	$41,778	$29,755
Substandard / doubtful loans	77,337	61,095	62,165	70,688	83,109
[1] See reconciliation of non-GAAP measure on following page.
[2] Tax equivalent adjustment represents interest income earned on municipal securities divided by the applicable Federal tax rate of 35% for all periods presented.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
The Company provides supplemental reporting of non-GAAP measures as management believes this information is useful to investors.
The following table shows the reconciliation of stockholders’ equity to tangible equity and the tangible equity ratio:
Total assets	$6,667,437	$4,049,172	$3,824,429	$3,710,440	$3,789,514
Goodwill and other intangibles	(440,537)	(169,008)	(169,318)	(169,655)	(170,173)
Tangible assets	6,226,900	3,880,164	3,655,111	3,540,785	3,619,341
Stockholders’ equity	925,109	482,866	480,165	494,711	493,883
Goodwill and other intangibles	(440,537)	(169,008)	(169,318)	(169,655)	(170,173)
Tangible stockholders’ equity	484,572	313,858	310,847	325,056	323,710
Shares of common stock outstanding at period end	83,955,647	44,351,046	44,353,276	44,353,276	44,348,787
Tangible equity as a % of tangible assets	7.78%	8.09%	8.50%	9.18%	8.94%
Tangible book value per share	$5.77	$7.08	$7.01	$7.33	$7.30
The Company believes that tangible equity is useful as a tool to help assess a company’s capital position.

The following table shows the reconciliation of return on average tangible equity:
Average stockholders’ equity	$780,241	$478,491	$494,049	$492,725	$492,506
Average goodwill and other` intangibles	(347,538)	(169,164)	(169,509)	(170,042)	(172,723)
Average tangible stockholders’ equity	432,703	309,327	324,540	322,683	319,783
Net (loss) income	(14,002)	5,329	6,376	6,529	7,020
Net (loss) income, if annualized	(55,551)	21,142	25,574	26,479	27,851
Return on average tangible equity	(12.84)%	6.83%	7.88%	8.21%	8.71%
The Company believes that the return on average tangible stockholders’ equity is useful as a tool to help assess a company’s use of tangible equity.

The following table shows the reconciliation of the allowance for loan losses to total loans and to total loans excluding Gotham and legacy Sterling Bancorp loans:
Total loans	$4,127,141	$2,412,898	$2,336,534	$2,204,555	$2,193,129
Gotham loans	(117,046)	(133,493)	(152,825)	(176,383)	(194,518)
Legacy Sterling loans	(1,539,962)	—	—	—	—
Total loans, excluding Gotham and legacy Sterling loans	2,470,133	2,279,405	2,183,709	2,028,172	1,998,611
Allowance for loan losses	30,612	28,877	28,374	27,544	28,114
Allowance for loan losses to total loans	0.74%	1.20%	1.21%	1.25%	1.28%
Allowance for loan losses to total loans, excluding Gotham and legacy Sterling loans	1.24%	1.27%	1.30%	1.36%	1.41%
As required by GAAP, the Company recorded at fair value the loans acquired in the Gotham and legacy Sterling transactions. These loans carry no allowance for loan losses for the periods reflected above.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
The following table shows the reconciliation of the core operating efficiency ratio:
Net interest income	$45,876	$28,108	$28,317	$27,819	$27,923
Non-interest income	9,148	6,600	6,581	6,852	7,659
Total net revenues	55,024	34,708	34,898	34,671	35,582
Tax equivalent adjustment on securities interest income	1,164	666	808	802	785
Net loss (gain) on sale of securities	645	(1,801)	(1,945)	(2,229)	(1,416)
Other than temporary loss on securities	—	—	—	7	25
Other (other gains and fair value loss on interest rate caps)	(93)	81	—	—	(4)
Core total revenues	56,740	33,654	33,761	33,251	34,972
Non-interest expense	72,974	23,367	21,789	23,339	22,546
Merger-related expenses	(9,068)	(714)	(1,516)	(542)	—
Charge for asset write-downs, retention and severance compensation	(22,167)	(564)	—	—	—
Charge on pension plan settlement	(2,743)	—	—	—	—
Amortization of intangible assets	(1,875)	(310)	(337)	(388)	(261)
Core non-interest expense	37,121	21,779	19,936	22,409	22,285
Core efficiency ratio	65.4%	64.7%	59.1%	67.4%	63.7%
The Company believes the core operating efficiency ratio is a useful tool to help assess a company’s core operating performance.

The following table shows the reconciliation of net (loss) income and (loss) earnings per share excluding merger-related expenses, charge for asset write-downs, retention and severance compensation, a charge on settlement of a portion of the defined benefit pension plans and amortization of non-compete agreements:

(Loss) income before income tax expense	$(20,950)	$8,641	$9,209	$8,732	$10,086
Income tax (benefit) expense	(6,948)	3,312	2,833	2,203	3,066
Net (loss) income	(14,002)	5,329	6,376	6,529	7,020

Merger-related expenses	9,068	714	1,516	542	—
Charge for asset write-downs, retention and severance compensation	22,167	564	—	—	—
Charge on pension plan settlement	2,743	—	—	—	—
Amortization of non-compete agreements	998	—	—	—	—
Total charges	34,976	1,278	1,516	542	—
Income tax (benefit)	(11,600)	(490)	(466)	(137)	—
Total charges net of tax benefit	23,376	788	1,050	405	—
Net income excluding total charges	$9,374	$6,117	$7,426	$6,934	$7,020

Weighted Average Diluted shares[1]	70,707,292	43,859,834	43,906,158	43,848,486	43,721,091
Diluted EPS as reported	$(0.20)	$0.12	$0.15	$0.15	$0.16
Diluted EPS excluding total charges	0.13	0.14	0.17	0.16	0.16
The Company believes the presentation of its net income excluding total charges provides a useful tool to help assess a company’s profitability.
[1] Represents diluted share calculation to compute diluted EPS.